Exhibit 99.1
Key Technology Elects Richard Lawrence to Board of Directors

WALLA WALLA, WA– Key Technology, Inc. (Nasdaq: KTEC) announced today that Richard Lawrence has been elected to serve as a Director of the Company effective August 7, 2007, filling the vacancy created by Thomas C. Madsen’s resignation from the board earlier this year.  Lawrence’s term will extend until the February 2008 Annual Meeting of Shareholders, when he will stand for election by the Company’s shareholders.

Lawrence is a former executive of PepsiCo, Inc., serving as Vice President of Worldwide Corporate Development, Vice President of Corporate Development, and other positions beginning with the corporation in 1977.  During the majority of his career with PepsiCo, Lawrence was involved in leading this multi-billion dollar corporation in effective global and domestic growth strategies.  PepsiCo is comprised of Frito-Lay North America, PepsiCo Beverages North America, PepsiCo International and Quaker Foods North America.  Lawrence holds a B.E. degree from Vanderbilt University and an MBA from the Darden School, University of Virginia.

“We expect Rich’s diverse, hands-on experience in senior level business development and his international perspective will be a valuable addition to Key’s board,” commented David Camp, President and CEO.  “As the management team shapes a global strategy to grow the Company, we will be drawing on the collective knowledge and experience of our board.  Rich is clearly interested in understanding the markets, core competencies, and technologies that drive our business, and I am very confident that he will provide a solid contribution to our board.”

Chuck Stonecipher, Chairman, commented, “We are very excited to add someone of Rich’s caliber to our board.  His vision, wealth of international experience, and highly developed skills in analyzing, negotiating, and executing global transactions and partnerships will play an important role in providing seasoned guidance and leadership to the Company.”

About Key Technology
Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

Note:  News releases and other information on Key Technology, Inc. can be accessed at www.key.net.

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CONTACT:	Key Technology, Inc., Walla Walla
David M. Camp, President and Chief Executive Officer – 509-529-2161